EXHIBIT 99.1

You may have noticed our recent FormS-3 filing with the SEC. I would like to offer some background to help your understanding.

A Form S-3 filing is commonly used in what is referred to as a shelf registration. By using a shelf registration, a company can fulfill certain registration-related procedures in advance of offering shares to the public, which allows the company to go to market more quickly when they are ready to do the public offering. In short, figuratively speaking, a company places shares "on a shelf" that they can reach for should they need to raise capital for any reason.

Most companies that list on NASDAQ do so by way an initial public offering (IPO). Because we were already a publicly traded company when we relocated from the OTCBB, we could not do an IPO at that time. Fortunately, however, we can take advantage of and secure for ourselves a comparable tool by doing a future public offering of those shares we will register on the Form S-3. Having these shares available does not mean we will ever issue those shares, nor does it mean that we would refrain from issuing them. It simply means that we have that option available to us. Just as important, it is an easier way to register shares of common stock if we decide to issue them in the future. We will take great care to manage issuance of these shares properly, keeping in mind the best interest of the company and our commitment to build shareholder value.

As you probably know, the planning and filing of this registration document has limited our ability to make public statements per SEC regulations for a certain period of time. This will continue to a certain extent until the registration is effective. However, rest assured that we continue to move forward positively with our programs and we will communicate as we are able to do so.

Thank you for your time today.

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A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. You may access the preliminary prospectus contained in the registration statement that we filed via the investor relations page of our website at http://www.oxybiomed.com/investors.htm and then clicking on the SEC Filings link on the left side of the page.